Exhibit 9.6

Unofficial English translation of agreements originally drawn up in Spanish. In case of discrepancy the Spanish language version prevails

NOVATION OF THE AGREEMENT OF JANUARY, 2000

BETWEEN REPSOL YPF AND “LA CAIXA”

In Madrid, on May sixteenth, two thousand and two.

BETWEEN

AS PARTY OF THE FIRST PART, RAMÓN BLANCO BALÍN, in the name and on behalf REPSOL YPF, S.A.

AS PARTY OF THE SECOND PART, ANTONIO BRUFAU NIUBÓ, in the name and on behalf LA CAIXA DE PENSIONS 1 ESTALVIS DE BARCELONA (“LA CAIXA”).

With both parties recognizing sufficient legal capacity in each other for issuance of this novation agreement.

WHO DECLARED

1.	That on January 11, 2000, REPSOL YPF, S.A. and LA CAIXA DE PENSIONS I ESTALVIS DE BARCELONA (“LA CAIXA”) signed an agreement to regulate their respective shareholding interests in GAS NATURAL SDG, S.A. and ENAGAS, S.A., their representation in the management bodies of both companies and to establish determined principles for industrial activity, convening certain prior agreements because of the privatization of REPSOL, S.A. and ENAGAS, the replacement of the Instituto Nacional de Hidrocarburos by the Sociedad Estatal de Participaciones Industriales (SEPI), the new regulation of gas activities resulting from the Hydrocarbons Law, as well as the international expansion of REPSOL YPF, S.A. and GAS NATURAL SDG, S.A. This agreement permitted integration of GAS NATURAL SDG, S.A. (GAS NATURAL) into the REPSOL YPF group for accounting purposes (Art. 42 of the Commercial Code) and the securities market (Art. 4 of the Securities Market Law), with its financial statements to be encompassed in that group’s consolidated statements through the system of full consolidation.

2.	That the agreement of January 11, 2000 was reported to the National Stock Market Commission (Comisión Nacional del Mercado de Valores) and the General office of Economic Policy and Defense of Competition (Dirección General de Politica Económica y Defensa de la Competencia) within the Economics Ministry and Treasury (Ministerio de Economia y Hacienda), to query on the obligation of submitting notification of the consolidation agreements since the status of GAS NATURAL, at that date, was defined as a company under the joint control of REPSOL, S.A. and LA CAIXA, with both partners having a significant participation in its capital and having an equal number of members on the Board of Directors of GAS NATURAL. The query was answered by a resolution from the General Office of Economic Policy and Defense of Competition (Dirección General de Politica Económica y Defensa de la Competencia) on March 10, 2000, establishing “that the aforementioned agreement does not constitute a modification of the control structure of GAS NATURAL, since it did not result in a concentration pursuant to the provisions in Paragraph 2, Art. 14, Law 16/1989 of July 17, of Defense of Competition, thus REPSOL does not have a notification obligation in application of Art. 15 of the aforementioned law.”

3.	After this agreement, the following events, among others, occurred which made it necessary for its adjustments and novation:

a)	Promulgation of Royal Decree Law 6/2000 of June 23, regarding urgent measures to intensify the competition in the markets for goods and services affecting the gas sector, and in particular ENAGAS S.A., classified as “the technical manager of the gas system,” establishing determined limits to direct or indirect participation in its share ownership, which was the reason for submission of the plan of action to the Secreteria de Estado de Economia, de la Energia y de la Pequeña y Mediana Empresa covered in Art. 10 of Royal Decree Law 6/2000, as well as the process presently underway of selling holdings in that company.

b)	The agreements in principle reached in March of this year, 2002, for reorganization of the midstream activities of gas and integration of business in the area of gas and electricity.

c)	The decision passed by the Board of Directors of REPSOL YPF, S.A. to sell a significant part of the share ownership of REPSOL YPF, S.A. in GAS NATURAL SDG, S.A. meaning exit of GAS NATURAL SDG, S.A. from the consolidated REPSOL YPF group, along with both parties’ intention not to modify the shared control structure of GAS NATURAL, as previously referenced.

4.	In view of the aforementioned antecedents, and since it is the will of both parties to continue to create value for GAS NATURAL SDG, S.A. (which is the reason for their holdings), and to maximize its possibility of competing in the market in all of the business segments that are part of its public strategy, they have agreed the novation of the agreement of January 11, 2000 pursuant to the following

STIPULATIONS

I.– GENERAL PRINCIPLES

REPSOL YPF, S.A. and LA CAIXA will at all times maintain the principles of transparency, independence and professionalism in the management of GAS NATURAL SDG, S.A., after its exit from the REPSOL YPF Group, by maintaining joint control over that company through a stable continued presence in its share ownership.

II.– LINES OF INDUSTRIAL ACTIVITY

In conformity with these principles, both parties support that GAS NATURAL SDG, S.A. develop as lines of activity, those activities related to the business of natural gas, but with the exclusion of ownership of reserves, as well as electric generation and commercialization, telecommunications and any other activities necessary or appropriate for the development of its multiproduct strategy as indicated in its strategic plans and as explained to the markets, and those as may be approved at any time by its Board of Directors – all from activities within the scope of its corporate purpose and, specifically, the parity participation with REPSOL YPF, S.A. in the SG Midstream Corporation for development of the intermediate phase in the natural gas chain.

III.– MANAGEMENT OF THE CORPORATION

GAS NATURAL SDG, S.A. will be managed by its Board of Directors, which will act through an Executive Commission and other specific bodies.

a)	Board of Directors of GAS NATURAL SDG, S.A.

REPSOL YPF S.A. and “la Caixa” undertake to exercise their voting rights at the general shareholders’ meetings of GAS NATURAL SDG, S.A. to have its Board of Directors composed as follows:

•	There will be twelve directors. A general shareholders’ meeting will be convened to establish, among other things, the number of directors at twelve, after which the composition of the Board can be completed as established below.

•	Both parties will try to appoint as many members as possible to the Board of Directors from the total number established by the Board, in full compliance with the rights recognized for other shareholders by Article 137 of the Law on Corporations.

•	REPSOL YPF, S.A. will have the right to propose, and “la Caixa” will vote in favor of this proposal, 4 members to the Board of Directors, “la Caixa”, in turn, will have the right to propose, and REPSOL YPF, S.A. will vote in favor of this proposal, another 4 members to the Board of Directors. The remaining 4 members will be independent directors elected by mutual agreement of both parties.

•	In the event that one shareholder or group of shareholders, exercising the right granted by Article 137 of the Law on Corporations, in the manner set forth in Royal Decree 821/1991, or by consensus with the other shareholders, should appoint one or more directors, the parties, by mutual agreement, will adjust the number of members and composition of the Board so that they can fulfill the objective sought, and to the extent possible, keep the equilibrium between the directors designated by REPSOL YPF, S.A. and those designated by “la Caixa”

•	If directors are appointed by the Board of Directors itself to fill vacancies produced during each fiscal year, the directors designated by each of the parties will follow for such appointment the same criteria set forth in the preceding paragraphs.

b)	Appointment to positions

For the positions to be appointed by the Board of Directors, “la Caixa” will propose someone to fill the position of President from the directors it has proposed, and REPSOL YPF, S.A. will propose someone to fill the position of Managing Director from among the directors it has proposed, with both parties agreeing that the directors proposed and appointed by each will vote in favor of the designation of these positions within the Board pursuant to the appointment power recognized herein.

c)	Executive Commission of GAS NATURAL SDG, S.A.

The Executive Commission of GAS NATURAL SDG, S.A. will be made up of four members, two of whom will be proposed by REPSOL YPF, S.A. and the two remaining by “la Caixa”. Those proposed by “la Caixa” must include the President, who will also chair the Executive Commission, and those proposed by REPSOL YPF, S.A., the Managing Director.

d)	Committees of the Board of Directors of GAS NATURAL SDG, S.A.

In addition to the Executive Commission of the Board of GAS NATURAL, SDG, S.A., a Nomination and Compensation Committee and an Audit and Control Committee will also be maintained on this company’s Board of Directors. Neither of these committees will have delegated powers. Their functions will be to make studies and proposals.

The Nomination and Compensation Committee will be chaired by one of the directors appointed at the proposal of “la Caixa”, and the Audit and Control Commission will be chaired by one of the directors appointed at the proposal of REPSOL YPF, S.A.

The President of the Commissions cannot have the deciding vote.

IV. ENAGÁS S.A.

The arrangements of agreement of January 11, 2000 referred to ENAGAS, S.A. are subordinated to development and execution of plans and effects derived from Royal Decree Law 6/2000 of June 23, and acts and provisions from its application.

V. EFFECTIVE DATE OF THE AGREEMENT

In all that it is not incompatible with the provisions herein, the agreement of January 11, 2000 will remain in effect.

This novation agreement will take effect on this day, upon contribution by REPSOL YPF, S.A. of a significant part of its previous holdings. It is the desire of both parties that this be extended over time to thus give a guarantee of stability to the company. Thus its duration will extend as long as each of the parties maintains or increases its actual share ownership, or keeps it until it reaches at least 15% of the capital representative of GAS NATURAL SDG, S.A. Furthermore, at the request of either of the parties, a change in the control structure of either of the parties or of GAS NATURAL SDG, S.A. will be grounds for termination of the agreement and mandatory waiver of the rights recognized hereunder.

VI. – OBLIGATION TO REPORT RELEVANT CIRCUMSTANCES

Both parties are required to inform each other, with sufficient advance notice, of any fact or decision that might affect compliance with these stipulations, or their efficacy, duration or affect.

Noncompliance with this obligation may be invoked by the other party as grounds for rescission of the agreement.

VII. – COMMUNICATION WITH THE SECURITIES COMMISSION

This novation agreement will be reported to the National Stock Market Commission (Comisión Nacional del Mercado de Valores) and the markets, and published as a significant event. It will also be reported to the competent authorities in the area of competition regulations, in whatever manner is necessary to indicate novation of the agreement of January 11, 2000, but not a change in the shared control structure, which is already reflected in the agreement novated herein.

As evidence of their conformity, both parties have signed on the indicated date, May 16, 2002.

REPSOL YPF, S.A.	LA CAIXA DE PENSIONS I ESTALVIS DE BARCELONA (“THE FUND”)

Signed: Ramón Blanco Balin	Signed: Antonio Brufau Niubó